Exhibit 99.1
Mativ Announces Appointment of Seasoned Executive to its Board of Directors
Deborah Borg Brings 25+ Years of Corporate Leadership to Global Manufacturing Leader

ALPHARETTA, GA, November 24, 2025 – Mativ Holdings, Inc. (NYSE: MATV) announced today the appointment of Deborah Borg to its Board of Directors, effective immediately. In her role on the Mativ Board of Directors, Borg will serve on the Company’s Compensation Committee and Nominating & Governance Committee.

Borg is currently the Executive Vice President, Chief People & Culture Officer at International Flavors & Fragrances Inc. (NYSE: IFF), a global leader in food, beverage, health, biosciences and sensorial experiences. With a passion for building a culture of strong talent management, Borg has over 25 years of experience leading global teams in compensation and benefits, succession planning, mergers and acquisitions and organizational change management. Throughout her career, she has driven operational efficiency and business transformation at scale at multiple companies including General Motors, Dow Chemical and Bunge.

Leveraging her strong business acumen and executive leadership skills, Borg currently sits on the board for the Institute for Corporate Productivity and was previously a Director for Schweitzer-Mauduit International, Inc. (NYSE: SWM), where she helped shape business growth and continuous transformation.

“We are pleased to welcome Deborah to the Board,” said Shruti Singhal, Mativ’s President and CEO. “With her expertise in strategy, talent and culture, she brings a critical perspective to the Board as the Company continues its transformation. I look forward to seeing the positive impact she will have on our people and our business.”

Dr. Kimberly E. Ritrievi, Chair of Mativ’s Board of Directors, added: “Deborah is a seasoned leader who has navigated several companies through complex and challenging transformations. Her impact and guidance will help shape Mativ in the coming months as we continue to accelerate growth to drive value for our employees, customers and shareholders.”

“I am honored to be joining Mativ’s Board,” said Deborah Borg. “I have watched the Company’s evolution since the 2022 merger, and I look forward to helping advance Mativ’s objectives and delivering value to our employees, customers and shareholders.”

About Mativ

Mativ Holdings, Inc. is a global leader in specialty materials, solving our customers’ most complex challenges by engineering bold, innovative solutions that connect, protect and purify our world. Headquartered in Alpharetta, Georgia, we manufacture on three continents and generate sales in over 80 countries through our family of business-to-business and consumer product brands. The Company’s two operating segments, Filtration & Advanced Materials and Sustainable & Adhesive Solutions, target premium applications across diversified and growing categories. Our broad portfolio of technologies combines polymers, fibers and resins to optimize the performance of our customers’ products across multiple stages of the value chain. Our leading positions are a testament to our best-in-class global manufacturing, supply chain and materials science capabilities. We drive innovation and enhance performance, finding potential in the impossible.

Chris Kuepper, IRC
Director, Investor Relations
770-569-4229
investors@mativ.com